Exhibit 99.1

EVO Refinances Its Existing Senior Secured Credit Facility

Atlanta — June 14, 2018 — EVO Payments, Inc. (NASDAQ: EVOP) a payment service provider operating throughout North America and Europe, announced today that it successfully completed an amendment to its Senior Secured Credit Facility.

Under the terms of the amended agreement, the company reduced the interest rate spread on its first lien term loan by 75 basis points. The agreement also provides for a further 25 basis point reduction when the company receives an upgrade to its credit rating.

The amendment also increased the company’s revolving credit facility to $200 million and reduced its interest rate spread by 100 basis points (subject to adjustment based on an amended leverage-based pricing grid).

Following the May 2018 public offering of EVO Payments, Inc., EVO repaid its $175 million second lien term loan and the remaining balance of the deferred purchase price from its acquisition of Sterling Payment Technologies.

“We are excited to announce the successful refinancing of our existing credit facility,” stated Kevin Hodges, Executive Vice President and Chief Financial Officer of EVO Payments Inc.  “With the payoff of certain indebtedness and the subsequent repricing of our Senior Secured Credit Facility, we have lowered our annual interest expense by approximately $25 million.  We remain dedicated to reducing our leverage and delivering organic growth while also focusing on strategic acquisitions that could accelerate growth.”

About EVO Payments, Inc.

EVO Payments, Inc. (NASDAQ: EVOP) is a payment technology and services provider. EVO offers an array of innovative, reliable, and secure payment solutions to merchants ranging from micro-enterprises to multinational companies and organizations across North America and Europe. EVO supports all major card types in the markets it serves. For more information, please visit www.evopayments.com.

EVO Payments, Inc.

Investor contact

Ed O’Hare, 770-709-7353

investor.relations@evopayments.com

or

EVO Payments, Inc.

Media Contact

Mark Nawrocki, 720-745-7711

Mark.nawrocki@evopayments.com